Strong August Makes Ford America's Best-Selling Brand Again; No. 2 Electric Vehicle Brand on Record Sales of F-150 Lightning, Strong Mustang Mach-E Gain and E-Transit Van

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AUGUST 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**158,088**	**83,347**	**71,201**	**5,897**
Total Sales vs. Aug 2021	27.3%	13.2%	47.7%	307.3%
Retail Sales vs. Aug 2021	29.7%	10.9%	50.9%	259.0%

HIGHLIGHTS

- **Ford is America's best-selling brand for the second month in a row. While sales for the overall industry were up 4.8 percent over a year ago, Ford grew at a faster pace of 27.3 percent for the month.** Ford total market share increased 2.4 percentage points from August of last year to its current level of 13.4 percent for the month.
- **Demand is strong - retail orders for '23MY vehicles totaled over 76,000 orders – up 41 percent compared to '22MY vehicle orders from a year ago.** For the fifth straight month, more than 50 percent of Ford retail sales came from previously placed orders. August sales of electric vehicles were up 307 percent, while gas engine vehicles climbed 24.7 percent.
- **Ford electric vehicle sales expanded four-fold over a year ago, growing almost four times faster than the EV segment and conquesting from competitors at a rate over 60 percent.** As America's best-selling electric truck in August, the all-new **F-150 Lightning pickup is the fastest turning vehicle in Ford's lineup at just eight days**, followed by Bronco at 10 and Maverick at 11.
- **Ford's F-Series is not only America's best-selling truck this month, but also the best-selling electric and hybrid truck.** Ford F-Series sales expanded its lead, with 420,969 trucks sold through August.
- **More than 75,000 customers have enrolled in Ford BlueCruise and Lincoln ActiveGlide**, up 13 percent from July, with more than 16 million hands-free miles accumulated.
- **Sales of Ford hybrids hit a new August sales record, with 7,302 vehicles sold – a 9.0 percent increase over a year ago.** Ford's share of the hybrid vehicle segment is now 13.0 percent year-to-date – up 3.3 percentage points over last year, placing Ford second to only Toyota this year in hybrid vehicle sales. Ford's hybrid truck sales lead the industry, with F-150 and Maverick hybrids totaling 47,091 trucks through August – up 87.6 percent over a year ago.
- **Ford Bronco sales continue to grow, climbing 268 percent and propelling Ford brand SUV sales 50.4 percent higher than a year ago.** Ford brand SUVs totaled 64,808 SUVs for the month.

"F-Series was America's best-selling truck, best-selling hybrid truck and best-selling electric truck with F-150 Lightning in August. Ford's overall electric vehicle portfolio expanded four--fold in August, while conquesting from competitors at a rate over 60 percent. The all-new electric F-150 Lightning had its best month since launch, while sales of our gas engine lineup grew 25%, electric vehicles 307% and hybrids achieved a new August sales record with 7,302 vehicles sold."
– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS


Ford Pro

E-Transit configurations are providing Ford with a significant advantage over competitors in the segment, as 60% of orders are for medium or low roof E-Transit vans. These various cab configurations are important for urban delivery vans having to traverse parking garages. Ford E-Transit sales through August totaled 3,938 electric vans, dominating the electric van segment with over 90 percent share of the segment.


Ford Electric

Sales of Ford's electric vehicles are up four-fold over last year, with F-150 Lightning having its best monthly sales since it was launched, turning on dealer lots in just eight days. F-150 Lightning's top three conquests are Ram pickup, Model 3 and Model X. Mustang Mach-E sales were up 115 percent on sales of 3,120, with record retail orders of over 7,800 Mustang Mach-E's for the month of August.


Ford Trucks

America's best-selling pickup brand, Ford posted sales of 65,446 pickups in August – up 8.0 percent from a year ago, thanks to demand for F-Series, Ranger and Maverick. Ford overall share year-to-date of the total pickup segment increased 0.6 percentage points in August to 28.3 percent. F-Series trucks expanded its sales lead through August over its second-place competitor to 85,411 trucks.


Ford SUV

Ford's Bronco family, including Bronco Sport, saw August sales total 14,587 SUVs – up 54.7 percent over a year ago. With strong inventory flows, Explorer sales increased 125 percent. Sales of Ford's newly redesigned Expedition increased 22.0 percent, while the Escape Hybrid saw sales increase 12.7 percent over last year.


Lincoln SUVs

Lincoln SUV sales totaled 6,393 SUVs – up 24.9 percent over August last year. Lincoln's best-selling vehicle, the Corsair, more than doubled its sales from a year ago, with a 146 percent increase. Meanwhile, the Lincoln Aviator also more than doubled sales on improved inventory flow with 1,731 SUVs sold.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.